JOANNA VARVOS PROFESSIONAL CORPORATION

83 Hawkcliff Way N.W.

Calgary, AB  T3G 2S3

(403) 241-9454

June 30, 2004

QSound Labs, Inc.

400 – 3115 12th Street NE

Calgary, AB T2E 7J2

Ladies and Gentlemen:

Re: Registration Statement on Form S-8

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 30, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 896,638 common shares (the "Shares") as follows:

(a)

164,760 Shares which have been issued to Bonfiglio Family Limited Partnership, a limited partnership under the control of James R. Bonfiglio, a director, pursuant to exercise of options previously granted to Mr. Bonfiglio as compensation for his services as a member of your Board of Directors (“Issued Shares”);  and

(b)

 731,878 Shares which may be issued pursuant to the Stock Option Agreements attached as Exhibits to the Registration Statement (“Stock Option Agreements”).

We have examined documents, corporate records and other instruments relating to the authorization of the Shares, and issuance of the Issued Shares, and we are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Stock Option Plans.

Based on the foregoing, it is our opinion that the Shares have been duly authorized, the Issued Shares are legally and validly issued, fully-paid and non-assessable, and, Shares issued and sold in the manner described in the Stock Option Plans will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Yours truly,

/s/ Joanna Varvos

Joanna Varvos, Esq.